Exhibit 99.1

SBT Bancorp Announces Quarterly Dividend

SIMSBURY, Conn.--(BUSINESS WIRE)--February 20, 2015--The Board of Directors of SBT Bancorp, Inc., (OTCQX: SBTB, CUSIP 78391C106), the holding company of Simsbury Bank, declared on February 18, 2015 a quarterly common stock cash dividend of $0.14 per share. The dividend will be payable on March 13, 2015 to shareholders of record on March 2, 2015.

Robert J. Bogino, Chairman of the SBT Bancorp and Simsbury Bank boards, said, “We are excited about the future of the Bank’s growth and earnings. Initiatives in both commercial and residential lending as well as new technologies in retail banking are expected to result in improved financial performance and enhanced shareholder value. We are pleased to declare a dividend which continues to reflect our confidence in the future of our Company.”

Simsbury Bank is an independent, community bank for consumers and businesses. The Bank serves customers through full-service branches in Avon, Bloomfield, Granby and Simsbury, Connecticut; mortgage loan advisors and commercial bankers active throughout Southern New England; Simsbury Bank Online internet banking at simsburybank.com; Simsbury Bank Mobile app; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and with 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
SBT Bancorp, Inc.
Richard Sudol, CFO, 860-408-5493
(860) 408-4679 (fax)
rsudol@simsburybank.com